PRESS RELEASE

AbbVie Reports First-Quarter 2024 Financial Results

•Reports First-Quarter Diluted EPS of $0.77 on a GAAP Basis, an Increase of 492.3 Percent; Adjusted Diluted EPS of $2.31, a Decrease of 6.1 Percent; These Results Include an Unfavorable Impact of $0.08 Per Share Related to Acquired IPR&D and Milestones Expense

•Delivers First-Quarter Net Revenues of $12.310 Billion, an Increase of 0.7 Percent on a Reported Basis and 1.6 Percent on an Operational Basis

•First-Quarter Global Net Revenues from the Immunology Portfolio Were $5.371 Billion, a Decrease of 3.9 Percent on a Reported Basis, or 3.1 Percent on an Operational Basis, Due to Humira Biosimilar Competition; Global Humira Net Revenues Were $2.270 Billion; Global Skyrizi Net Revenues Were $2.008 Billion; Global Rinvoq Net Revenues Were $1.093 Billion

•First-Quarter Global Net Revenues from the Oncology Portfolio Were $1.543 Billion, an Increase of 9.0 Percent on a Reported Basis, or 9.8 Percent on an Operational Basis; Global Imbruvica Net Revenues Were $838 Million; Global Venclexta Net Revenues Were $614 Million

•First-Quarter Global Net Revenues from the Neuroscience Portfolio Were $1.965 Billion, an Increase of 15.9 Percent on a Reported Basis, or 16.0 Percent on an Operational Basis; Global Botox Therapeutic Net Revenues Were $748 Million; Global Vraylar Net Revenues Were $694 Million; Combined Global Ubrelvy and Qulipta Net Revenues Were $334 Million

•First-Quarter Global Net Revenues from the Aesthetics Portfolio Were $1.249 Billion, a Decrease of 4.0 Percent on a Reported Basis, or 2.5 Percent on an Operational Basis; Global Botox Cosmetic Net Revenues Were $633 Million; Global Juvederm Net Revenues Were $297 Million

•Successfully Completed Acquisition of ImmunoGen and its Flagship Cancer Therapy, Elahere

•Raises 2024 Adjusted Diluted EPS Guidance Range from $10.97 - $11.17 to $11.13 - $11.33, which Includes an Unfavorable Impact of $0.08 Per Share Related to Acquired IPR&D and Milestones Expense Incurred During the First Quarter 2024

NORTH CHICAGO, Ill., April 26, 2024 – AbbVie (NYSE:ABBV) announced financial results for the first quarter ended March 31, 2024.

"We continue to demonstrate outstanding operational execution and delivered another quarter of strong results," said Richard A. Gonzalez, chairman and chief executive officer, AbbVie. "I couldn’t be more proud of the organization we have built over the past 11 years. We’ve established an exemplary company culture, developed a productive R&D engine, delivered top-tier financial performance and made a remarkable impact on patients and the communities we serve."

"I want to thank Rick for his exceptional leadership since AbbVie’s inception and I am deeply honored to serve as the company's next CEO," said Robert A. Michael, president and chief operating officer, AbbVie. "First quarter results were well ahead of our expectations, driven by excellent performance from our ex-Humira growth platform. Based on our strong results and significant momentum, we are raising our full-year outlook."

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	1

First-Quarter Results

•Worldwide net revenues were $12.310 billion, an increase of 0.7 percent on a reported basis, or 1.6 percent on an operational basis.

•Global net revenues from the immunology portfolio were $5.371 billion, a decrease of 3.9 percent on a reported basis, or 3.1 percent on an operational basis, due to Humira biosimilar competition.
◦Global Humira net revenues of $2.270 billion decreased 35.9 percent on a reported basis, or 35.2 percent on an operational basis. U.S. Humira net revenues were $1.771 billion, a decrease of 39.9 percent. Internationally, Humira net revenues were $499 million, a decrease of 15.8 percent on a reported basis, or 11.6 percent on an operational basis.
◦Global Skyrizi net revenues were $2.008 billion, an increase of 47.6 percent on a reported basis, or 48.0 percent on an operational basis.
◦Global Rinvoq net revenues were $1.093 billion, an increase of 59.3 percent on a reported basis, or 61.9 percent on an operational basis.

•Global net revenues from the oncology portfolio were $1.543 billion, an increase of 9.0 percent on a reported basis, or 9.8 percent on an operational basis.
◦Global Imbruvica net revenues were $838 million, a decrease of 4.5 percent, with U.S. net revenues of $610 million and international profit sharing of $228 million.
◦Global Venclexta net revenues were $614 million, an increase of 14.2 percent on a reported basis, or 16.3 percent on an operational basis.
◦Global Elahere net revenues were $64 million, reflecting a partial quarter of sales based on the February 12, 2024 close date of the ImmunoGen acquisition.

•Global net revenues from the neuroscience portfolio were $1.965 billion, an increase of 15.9 percent on a reported basis, or 16.0 percent on an operational basis.
◦Global Botox Therapeutic net revenues were $748 million, an increase of 4.1 percent on a reported basis, or 4.5 percent on an operational basis.
◦Global Vraylar net revenues were $694 million, an increase of 23.6 percent.
◦Global Ubrelvy net revenues were $203 million, an increase of 33.8 percent.
◦Global Qulipta net revenues were $131 million, an increase of 97.7 percent.

•Global net revenues from the aesthetics portfolio were $1.249 billion, a decrease of 4.0 percent on a reported basis, or 2.5 percent on an operational basis.
◦Global Botox Cosmetic net revenues were $633 million, a decrease of 3.9 percent on a reported basis, or 2.6 percent on an operational basis.
◦Global Juvederm net revenues were $297 million, a decrease of 16.4 percent on a reported basis, or 13.7 percent on an operational basis.

•On a GAAP basis, the gross margin ratio in the first quarter was 66.7 percent. The adjusted gross margin ratio was 82.9 percent.

•On a GAAP basis, selling, general and administrative (SG&A) expense was 26.9 percent of net revenues. The adjusted SG&A expense was 24.6 percent of net revenues.

•On a GAAP basis, research and development (R&D) expense was 15.8 percent of net revenues. The adjusted R&D expense was 14.7 percent of net revenues.

•Acquired IPR&D and milestones expense was 1.3 percent of net revenues.

•On a GAAP basis, the operating margin in the first quarter was 22.7 percent. The adjusted operating margin was 42.2 percent.

•On a GAAP basis, net interest expense was $453 million. The adjusted net interest expense was $429 million.

•On a GAAP basis, the tax rate in the quarter was 21.8 percent. The adjusted tax rate was 14.8 percent.

•Diluted EPS in the first quarter was $0.77 on a GAAP basis. Adjusted diluted EPS, excluding specified items, was $2.31. These results include an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense.

Note: "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.	2

Recent Events

•AbbVie announced that its board of directors unanimously selected Robert A. Michael, AbbVie's current president and chief operating officer, to succeed Richard A. Gonzalez as the company's chief executive officer (CEO). Mr. Gonzalez, who has served as CEO since AbbVie's formation in 2013, will retire from the role of CEO and become executive chairman of the board of directors, effective July 1, 2024. Additionally, the board has appointed Mr. Michael as a member of the board of directors effective July 1, 2024.

•AbbVie announced that it completed its acquisition of ImmunoGen. This transaction added ImmunoGen’s flagship antibody-drug conjugate (ADC), Elahere (mirvetuximab soravtansine-gynx), for folate receptor-alpha (FRα)-positive platinum-resistant ovarian cancer (PROC), to AbbVie's portfolio. Late-stage development programs for Elahere provide opportunity to expand into additional patient populations. The transaction also included a pipeline of ADCs that further build on AbbVie's existing oncology pipeline of novel targeted therapies and next-generation immuno-oncology assets, which have the potential to create new treatment possibilities across multiple solid tumors and hematologic malignancies.

•AbbVie announced that the U.S. Food and Drug Administration (FDA) granted full approval for Elahere for the treatment of FRα-positive, platinum-resistant epithelial ovarian, fallopian tube or primary peritoneal adult cancer patients treated with up to three prior therapies. The full approval of Elahere was based on the confirmatory MIRASOL Phase 3 trial in which data showed that Elahere treatment resulted in an overall survival (OS) benefit and reduced the risk of cancer progression by 35%.

•AbbVie announced that the FDA granted Priority Review of the supplemental Biologics License Application (sBLA) for Epkinly (epcoritamab), for the treatment of adult relapsed or refractory (R/R) follicular lymphoma (FL) after two or more lines of therapy. If approved, Epkinly will be the only subcutaneous bispecific antibody to treat adults with R/R FL after two lines of prior therapy, marking its second indication following FDA and European Medicines Agency (EMA) approval of R/R third-line diffuse large B-cell lymphoma (DLBCL) treatment. The FDA had previously granted this investigational indication Breakthrough Therapy Designation (BTD). The sBLA is supported by data from the Phase 1/2 EPCORE NHL-1 clinical trial. Epkinly is being co-developed by AbbVie and Genmab.

•AbbVie announced positive top-line results from the Phase 3 SELECT-GCA study, showing Rinvoq (upadacitinib, 15 mg, once daily) in combination with a 26-week steroid taper regimen achieved its primary endpoint of sustained remission from week 12 through week 52 in adults with giant cell arteritis (GCA). In this study, 46 percent of patients receiving Rinvoq in combination with a 26-week steroid taper regimen achieved sustained remission compared to 29 percent of patients receiving placebo in combination with a 52-week steroid taper regimen. Rinvoq’s safety profile in GCA was generally consistent with that in approved indications, and no new safety signals were identified.

•AbbVie announced positive topline results from the Phase 3b/4 LEVEL UP study, that evaluated the efficacy and safety of Rinvoq (15 mg, once daily starting dose and dose-adjusted based on clinical response) versus Dupixent (dupilumab) in adults and adolescents with moderate to severe atopic dermatitis (AD) who had inadequate response to systemic therapy or when use of those therapies was inadvisable. Rinvoq demonstrated superiority versus Dupixent in the primary endpoint of simultaneous achievement of near complete skin clearance (Eczema Area and Severity Index 90) and no to little itch (Worst Pruritus Numerical Rating Scale of 0 or 1) at Week 16. Rinvoq also showed superiority versus Dupixent for all ranked secondary endpoints, including the rapid onset of achieving near complete skin clearance and no to little itch. The safety profile of Rinvoq was consistent with the profile in previous AD studies with no new safety signals identified during the 16-week period.

Recent Events (Continued)

•At the Congress of European Crohn’s and Colitis Organisation (ECCO), AbbVie presented 17 abstracts, including nine oral presentations and eight posters, from a range of studies across its inflammatory bowel disease (IBD) portfolio. Oral presentations included new post-hoc analysis of clinical and endoscopic outcomes from the Phase 3 SEQUENCE trial comparing Skyrizi (risankizumab) versus Stelara (ustekinumab) in patients with moderate to severe Crohn’s disease (CD), results from the Phase 3 COMMAND study of Skyrizi as a maintenance therapy in adult patients with moderately to severely active ulcerative colitis (UC), and long-term safety results from the Phase 3 U-ENDURE trial of Rinvoq in adult patients with moderately to severely active CD. Skyrizi is part of a collaboration between Boehringer Ingelheim and AbbVie, with AbbVie leading development and commercialization globally.

•At the 2024 American Academy of Dermatology (AAD) Annual Meeting, AbbVie presented 29 abstracts including three late-breaking presentations. The presented data across AbbVie and Allergan Aesthetics' extensive portfolios reinforce the companies' ongoing commitment to developing transformative medical dermatology and aesthetic treatments to advance and redefine the standard of care for patients.

•Allergan Aesthetics announced the FDA approval of Juvederm Voluma XC for injection in the temple region to improve moderate to severe temple hollowing in adults over the age of 21. Juvederm Voluma XC is the first and only hyaluronic acid (HA) dermal filler to receive FDA approval for the improvement of moderate to severe temple hollowing with results lasting up to 13 months with optimal treatment.

•At the American Academy of Neurology (AAN) Annual Meeting, AbbVie announced an interim analysis of an ongoing 156-week extension study that supports the long-term safety, tolerability and efficacy of Qulipta (atogepant) to prevent chronic and episodic migraine. The overall long-term safety results were consistent with the known safety profile of Qulipta in chronic and episodic migraine, and no new safety signals were identified. These results also support improvements in key efficacy outcomes, including reduction in monthly acute medication use days.

•AbbVie and Landos Biopharma announced a definitive agreement under which AbbVie will acquire Landos, a clinical stage biopharmaceutical company focused on the development of novel, oral therapeutics for patients with autoimmune diseases. Landos' lead investigational asset is NX-13, a first-in-class, oral NLRX1 agonist in Phase 2 for the treatment of UC.

•AbbVie and OSE Immunotherapeutics, a clinical-stage immunotherapy company, announced a strategic partnership to develop OSE-230, a monoclonal antibody designed to resolve chronic and severe inflammation, currently in the pre-clinical development stage.

•AbbVie and Tentarix Biotherapeutics announced a multi-year collaboration focused on the discovery and development of conditionally-active, multi-specific biologic candidates in oncology and immunology. The collaboration will leverage AbbVie's therapeutic area expertise and Tentarix's Tentacles platform.

Full-Year 2024 Outlook
AbbVie is raising its adjusted diluted EPS guidance for the full year 2024 from $10.97 - $11.17 to $11.13 - $11.33, which includes an unfavorable impact of $0.08 per share related to acquired IPR&D and milestones expense incurred during the first quarter 2024. The company's 2024 adjusted diluted EPS guidance excludes any impact from acquired IPR&D and milestones that may be incurred beyond the first quarter of 2024, as both cannot be reliably forecasted.
About AbbVie

AbbVie's mission is to discover and deliver innovative medicines that solve serious health issues today and address the medical challenges of tomorrow. We strive to have a remarkable impact on people's lives across several key therapeutic areas: immunology, oncology, neuroscience and eye care - and products and services across our Allergan Aesthetics portfolio. For more information about AbbVie, please visit us at www.abbvie.com. Follow @abbvie on X (formerly Twitter), Facebook, Instagram, YouTube or LinkedIn.

Conference Call

AbbVie will host an investor conference call today at 8:00 a.m. Central Time to discuss our first-quarter performance. The call will be webcast through AbbVie’s Investor Relations website at investors.abbvie.com. An archived edition of the call will be available after 11:00 a.m. Central Time.

Non-GAAP Financial Results

Financial results for 2024 and 2023 are presented on both a reported and a non-GAAP basis. Reported results were prepared in accordance with GAAP and include all revenue and expenses recognized during the period. Non-GAAP results adjust for certain non-cash items and for factors that are unusual or unpredictable, and exclude those costs, expenses, and other specified items presented in the reconciliation tables later in this release. AbbVie’s management believes non-GAAP financial measures provide useful information to investors regarding AbbVie’s results of operations and assist management, analysts, and investors in evaluating the performance of the business. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, measures of financial performance prepared in accordance with GAAP.

Forward-Looking Statements
Some statements in this news release are, or may be considered, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “project” and similar expressions and uses of future or conditional verbs, generally identify forward-looking statements. AbbVie cautions that these forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Such risks and uncertainties include, but are not limited to, risks related to the proposed acquisition of Cerevel Therapeutics, including the possibility that the acquisition may not be consummated on the anticipated timeframe or at all, risks related to the ability to realize the anticipated benefits of the proposed acquisition on the anticipated timeframe or at all, risks that the costs to consummate the proposed acquisition or to obtain the anticipated benefits of the proposed acquisition could be greater than expected, the risk that an event occurs that could give rise to the right of AbbVie, on the one hand, or Cerevel Therapeutics, on the other hand, to terminate the acquisition agreement for such transaction, the risk that the business will not be integrated successfully, disruption from the proposed acquisition making it more difficult to maintain business and operational relationships, the diversion of management’s attention from ongoing business operations and opportunities, negative effects of the consummation of the proposed acquisition on business or employee relationships or the market price of the Company’s common stock and/or operating results, significant transaction costs, the assumption of unknown liabilities, the risk of litigation and/or regulatory actions related to the proposed acquisition of Cerevel Therapeutics's business, risks related to the financing of the proposed acquisition, challenges to intellectual property, competition from other products, difficulties inherent in the research and development process, adverse litigation or government action, and changes to laws and regulations applicable to our industry. Additional information about the economic, competitive, governmental, technological and other factors that may affect AbbVie’s and Cerevel Therapeutics's operations is set forth in Item 1A, “Risk Factors,” of AbbVie’s 2023 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that AbbVie subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information; Item 1A, “Risk Factors,” of Cerevel Therapeutics's 2023 Annual Report on Form 10-K, which has been filed with the Securities and Exchange Commission, as updated by its Quarterly Reports on Form 10-Q and in other documents that Cerevel Therapeutics subsequently files with the Securities and Exchange Commission that update, supplement or supersede such information. AbbVie undertakes no obligation, and specifically declines, to release publicly any revisions to forward-looking statements as a result of subsequent events or developments, except as required by law.

Media:	Investors:
Gabby Tarbert	Liz Shea
(224) 244-0111	(847) 935-2211

Todd Bosse
(847) 936-1182

Jeffrey Byrne
(847) 938-2923

AbbVie Inc.
Key Product Revenues
Quarter Ended March 31, 2024
(Unaudited)

				% Change vs. 1Q23
	Net Revenues (in millions)			Reported			Operational[a]
	U.S.	Int’l.	Total	U.S.	Int’l.	Total	Int’l.	Total
NET REVENUES	$9,041	$3,269	$12,310	(1.7)%	8.1%	0.7%	11.6%	1.6%

Immunology	4,152	1,219	5,371	(8.5)	16.0	(3.9)	20.5	(3.1)
Humira	1,771	499	2,270	(39.9)	(15.8)	(35.9)	(11.6)	(35.2)
Skyrizi	1,656	352	2,008	45.3	59.4	47.6	61.6	48.0
Rinvoq	725	368	1,093	61.4	55.3	59.3	62.8	61.9

Oncology	967	576	1,543	7.3	12.1	9.0	14.3	9.8
Imbruvica[b]	610	228	838	(4.3)	(5.1)	(4.5)	(5.1)	(4.5)
Venclexta	281	333	614	6.2	21.9	14.2	26.1	16.3
Elahere[c]	64	—	64	n/m	n/m	n/m	n/m	n/m
Epkinly[d]	12	15	27	n/m	n/m	n/m	n/m	n/m

Aesthetics	776	473	1,249	(0.3)	(9.4)	(4.0)	(5.5)	(2.5)
Botox Cosmetic	389	244	633	(4.9)	(2.2)	(3.9)	1.2	(2.6)
Juvederm Collection	106	191	297	(13.2)	(18.1)	(16.4)	(14.0)	(13.7)
Other Aesthetics	281	38	319	13.7	(3.7)	11.3	1.2	12.0

Neuroscience	1,714	251	1,965	17.1	7.9	15.9	8.9	16.0
Botox Therapeutic	611	137	748	4.1	3.9	4.1	6.3	4.5
Vraylar	692	2	694	23.5	>100.0	23.6	>100.0	23.6
Duodopa	25	90	115	(2.6)	(2.7)	(2.7)	(3.7)	(3.5)
Ubrelvy	197	6	203	31.5	>100.0	33.8	>100.0	33.8
Qulipta	128	3	131	94.5	>100.0	97.7	>100.0	97.7
Other Neuroscience	61	13	74	(18.5)	>100.0	(6.9)	>100.0	(6.7)

Eye Care	227	311	538	(29.2)	7.6	(11.7)	10.3	(10.4)
Ozurdex	34	97	131	(13.7)	27.9	13.7	29.3	14.6
Lumigan/Ganfort	29	62	91	(55.0)	(7.6)	(30.5)	(6.4)	(29.9)
Alphagan/Combigan	15	44	59	(47.0)	1.9	(17.7)	6.9	(14.7)
Restasis	44	13	57	(44.1)	(1.4)	(38.1)	4.1	(37.3)
Other Eye Care	105	95	200	(4.8)	5.9	—	9.3	1.5

Other Key Products	686	214	900	(5.6)	6.3	(3.0)	8.8	(2.4)
Mavyret	144	205	349	(15.8)	6.2	(4.1)	9.0	(2.6)
Creon	285	—	285	(6.6)	n/m	(6.6)	n/m	(6.6)
Linzess/Constella	257	9	266	2.5	9.2	2.8	6.8	2.7
a "Operational" comparisons are presented at constant currency rates that reflect comparative local currency net revenues at the prior year's foreign exchange rates.
b Reflects profit sharing for Imbruvica international revenues.
c Reflects partial quarter Elahere revenue based on the February 12, 2024 close date of the ImmunoGen acquisition.
d Epkinly U.S. revenues reflect profit sharing. International revenues reflect product revenues as well as profit sharing from certain international territories.
n/m = not meaningful

AbbVie Inc.
Consolidated Statements of Earnings
(Unaudited)

(in millions, except per share data)	First Quarter Ended March 31
	2024	2023
Net revenues	$12,310	$12,225
Cost of products sold	4,094	3,986
Selling, general and administrative	3,315	3,039
Research and development	1,939	2,292
Acquired IPR&D and milestones	164	150
Other operating income	—	(10)
Total operating costs and expenses	9,512	9,457

Operating earnings	2,798	2,768

Interest expense, net	453	454
Net foreign exchange loss	4	35
Other expense, net	586	1,804
Earnings before income tax expense	1,755	475
Income tax expense	383	234
Net earnings	1,372	241
Net earnings attributable to noncontrolling interest	3	2
Net earnings attributable to AbbVie Inc.	$1,369	$239

Diluted earnings per share attributable to AbbVie Inc.	$0.77	$0.13

Adjusted diluted earnings per share[a]	$2.31	$2.46

Weighted-average diluted shares outstanding	1,773	1,776

a    Refer to the Reconciliation of GAAP Reported to Non-GAAP Adjusted Information for further details.

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)
1. Specified items impacted results as follows:

	Quarter Ended March 31, 2024
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$1,755	$1,369	$0.77
Adjusted for specified items:
Intangible asset amortization	1,891	1,603	0.90
Acquisition and integration costs	511	486	0.27
Change in fair value of contingent consideration	660	643	0.36
Other	21	19	0.01
As adjusted (non-GAAP)	$4,838	$4,120	$2.31
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs primarily reflect costs related to the ImmunoGen acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended March 31, 2024 included acquired IPR&D and milestones expense of $164 million on a pre-tax and $138 million on an after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended March 31, 2024
(in millions)	Cost of products sold	SG&A	R&D	Interest expense, net	Other expense, net
As reported (GAAP)	$4,094	$3,315	$1,939	$453	$586
Adjusted for specified items:
Intangible asset amortization	(1,891)	—	—	—	—
Acquisition and integration costs	(79)	(280)	(128)	(24)	—
Change in fair value of contingent consideration	—	—	—	—	(660)
Other	(16)	(3)	—	—	(2)
As adjusted (non-GAAP)	$2,108	$3,032	$1,811	$429	$(76)
3. The adjusted tax rate for the first quarter of 2024 was 14.8 percent, as detailed below:

	Quarter Ended March 31, 2024
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$1,755	$383	21.8%
Specified items	3,083	332	10.8%
As adjusted (non-GAAP)	$4,838	$715	14.8%

AbbVie Inc.
Reconciliation of GAAP Reported to Non-GAAP Adjusted Information
(Unaudited)

1. Specified items impacted results as follows:

	Quarter Ended March 31, 2023
(in millions, except per share data)	Earnings		Diluted
	Pre-tax	After-tax[a]	EPS
As reported (GAAP)	$475	$239	$0.13
Adjusted for specified items:
Intangible asset amortization	1,948	1,646	0.93
Intangible asset impairment	710	629	0.35
Acquisition and integration costs	61	55	0.03
Change in fair value of contingent consideration	1,872	1,822	1.02
Other	17	(6)	—
As adjusted (non-GAAP)	$5,083	$4,385	$2.46
a     Represents net earnings attributable to AbbVie Inc.
Acquisition and integration costs reflect integration costs related to the Allergan acquisition.
Reported GAAP earnings and adjusted non-GAAP earnings for the three months ended March 31, 2023 included acquired IPR&D and milestones expense of $150 million on a pre-tax and after-tax basis, representing an unfavorable impact of $0.08 to both diluted EPS and adjusted diluted EPS.
2. The impact of the specified items by line item was as follows:

	Quarter Ended March 31, 2023
(in millions)	Cost of products sold	SG&A	R&D	Other operating income	Other expense, net
As reported (GAAP)	$3,986	$3,039	$2,292	$(10)	$1,804
Adjusted for specified items:
Intangible asset amortization	(1,948)	—	—	—	—
Intangible asset impairment	(80)	—	(630)	—
Acquisition and integration costs	(15)	(44)	(2)	—	—
Change in fair value of contingent consideration	—	—	—	—	(1,872)
Other	(12)	(11)	(3)	10	(1)
As adjusted (non-GAAP)	$1,931	$2,984	$1,657	$—	$(69)
3. The adjusted tax rate for the first quarter of 2023 was 13.7 percent, as detailed below:

	Quarter Ended March 31, 2023
(dollars in millions)	Pre-tax earnings	Income taxes	Tax rate
As reported (GAAP)	$475	$234	49.3%
Specified items	4,608	462	10.0%
As adjusted (non-GAAP)	$5,083	$696	13.7%